Exhibit 99.5








XL CAPITAL ASSURANCE INC.
FINANCIAL STATEMENTS FOR THE
YEARS ENDED DECEMBER 31, 2001, 2000 AND 1999

XL CAPITAL ASSURANCE INC.
DECEMBER 31, 2001, 2000 AND 1999
CONTENTS TO AUDITED FINANCIAL STATEMENTS
--------------------------------------------------------------------------------

                                                                          PAGE

Report of Independent Accountants                                           1

Balance Sheets at December 31, 2001 and 2000                                2

Statements of Operations and Comprehensive Income for the years ended
     December 31, 2001, 2000 and 1999                                       3

Statements of Changes in Shareholder's Equity for the years ended
     December 31, 2001, 2000 and 1999                                       4

Statements of Cash Flows for the years ended December 31, 2001, 2000
     and 1999                                                               5

Notes to Financial Statements                                             6-22

[LOGO OMITTED]
--------------------------------------------------------------------------------
                                                   PRICEWATERHOUSECOOPERS LLP
                                                   1177 Avenue of the Americas
                                                   New York NY 10036
                                                   Telephone (646) 471 4000
                                                   Facsimile (646) 471 4100



                        REPORT OF INDEPENDENT ACCOUNTANTS

To the Board of Directors and Shareholder of XL Capital Assurance Inc.:


In our opinion, the accompanying balance sheets and the related statements of operations and comprehensive income, of changes in shareholder's equity and of cash flows present fairly, in all material respects, the financial position of XL Capital Assurance Inc. (the "Company"), a wholly owned subsidiary of XL Reinsurance America, Inc. (formerly known as NAC Reinsurance Corporation), at December 31, 2001 and 2000, and the results of its operations and its cash flows for each of the three years in the period ended December 31, 2001 in conformity with accounting principles generally accepted in the United States of America. These financial statements are the responsibility of the Company's management; our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits of these statements in accordance with auditing standards generally accepted in the United States of America, which require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.


PricewaterhouseCoopers LLP
New York, New York
March 12, 2002

XL CAPITAL ASSURANCE INC.                                                     2
BALANCE SHEETS
DECEMBER 31, 2001 AND 2000
(U.S. DOLLARS IN THOUSANDS)
--------------------------------------------------------------------------------
                                                            AS OF DECEMBER 31,
                                                           2001           2000
ASSETS

Investments
  Fixed maturities available for sale, at fair value
    (amortized cost: 2001 - $76,940; 2000 - $80,962)     $ 78,586      $ 82,425
  Short-term investments, at fair value, which
    approximates cost                                      38,681             -
                                                         --------      --------
          TOTAL INVESTMENTS                               117,267        82,425

Cash and cash equivalents                                  39,204         5,004
Premiums receivable                                         1,070            27
Accrued investment income                                     897           986
Reinsurance balances recoverable on unpaid losses           1,786             6
Deferred acquisition costs, net                            (1,118)            -
Prepaid reinsurance premiums                               41,727             -
Current Federal income tax recoverable                      1,651             -
Deferred Federal income tax benefit                         3,495             -
Intangible assets - acquired licenses                      11,529             -
Other assets                                                  922           313
                                                         --------      --------
          TOTAL ASSETS                                   $218,430      $ 88,761
                                                         ========      ========
LIABILITIES AND SHAREHOLDER'S EQUITY

Liabilities
  Deferred premium revenue                               $ 44,933      $      -
  Unpaid losses and loss adjustment expenses                1,846             7
  Reinsurance premiums payable                             17,648            19
  Payable for securities purchased                         12,974             -
  Current Federal income tax payable                            -           321
  Accounts payable and accrued expenses                     3,767           877
  Intercompany payable to affiliates                       11,309         4,121
  Deferred Federal income tax liability                         -           532
                                                         --------      --------
          TOTAL LIABILITIES                                92,477         5,877
                                                         --------      --------

Shareholder's Equity
  Common stock (par value $7,500 and $6,000 for
    December 31, 2001 and December 31, 2000, 2,000
    shares authorized, issued and outstanding for
    December 31, 2001 and 2,500 shares authorized,
    issued and outstanding for December 31, 2000)          15,000        15,000
  Additional paid-in capital                              119,154        70,000
  Accumulated other comprehensive income (net of
    deferred Federal income tax liability of:
    2001 - $592; 2000 - $512)                               1,054           951
  Accumulated deficit                                      (9,255)       (3,067)
                                                         --------      --------
          TOTAL SHAREHOLDER'S EQUITY                      125,953        82,884
                                                         --------      --------
          TOTAL LIABILITIES AND SHAREHOLDER'S EQUITY     $218,430      $ 88,761
                                                         ========      ========

                See accompanying notes to financial statements.

XL CAPITAL ASSURANCE INC.                                                      3
STATEMENTS OF OPERATIONS AND COMPREHENSIVE INCOME
FOR THE YEARS ENDED DECEMBER 31, 2001, 2000 AND 1999
(U.S. DOLLARS IN THOUSANDS)
--------------------------------------------------------------------------------

                                                                YEAR ENDED DECEMBER 31,
                                                             2001        2000        1999
REVENUES
  Gross premiums written                                  $ 52,285     $     27    $      -
  Ceded premiums written                                   (48,843)         (26)          -
                                                          --------     --------    --------

   Net premiums written                                      3,442            1           -
  Change in net unearned premiums                           (3,206)            -          -
                                                          --------     --------    --------
   Net premiums earned (net of ceded earned premium
    of $7,116 in 2001 and $26 in 2000)                         236            1           -
  Net investment income                                      5,719        5,517       4,859
  Net realized capital gains (losses)                          776         (621)     (6,276)

                                                          --------     --------    --------
          Total revenues                                     6,731        4,897      (1,417)
                                                          --------     --------    --------

EXPENSES
  Net losses and loss adjustment expenses (net of ceded
   losses and loss adjustment expenses of $1,779 in 2001
   and $6 in 2000)                                              59            1           -
  Policy acquisition costs                                    (124)           -           -
  Operating expenses                                        18,918        6,459         163
                                                          --------     --------    --------

          Total expenses                                    18,853        6,460         163
                                                          --------     --------    --------

Loss before Federal income tax benefit                     (12,122)      (1,563)     (1,580)
                                                          --------     --------    --------

  Current Federal income tax (benefit) expense              (1,829)        (414)        802
  Deferred Federal income tax (benefit) expense             (4,105)          27          (7)
                                                          --------     --------    --------

                                                            (5,934)        (387)        795
                                                          --------     --------    --------

NET LOSS                                                    (6,188)      (1,176)     (2,375)
                                                          --------     --------    --------

  Other comprehensive income (loss)                            103        2,325      (1,677)
                                                          --------     --------    --------

COMPREHENSIVE (LOSS) INCOME                               $ (6,085)    $  1,149    $ (4,052)
                                                          ========     ========    ========

                See accompanying notes to financial statements.

XL CAPITAL ASSURANCE INC.                                                      4
STATEMENTS OF CHANGES IN SHAREHOLDER'S EQUITY
FOR THE YEARS ENDED DECEMBER 31, 2001, 2000 AND 1999
(U.S. DOLLARS IN THOUSANDS)
--------------------------------------------------------------------------------

                                                                             YEAR ENDED DECEMBER 31,
                                                                          2001        2000        1999
COMMON SHARES
  Number of shares, beginning of year                                     2,500       2,500       4,000
  Shell acquisition - retirement of XL Capital Assurance Inc. shares     (2,500)          -           -
  Shell acquisition - issue new XL Capital Assurance Inc. shares          2,000           -           -
  25% Predecessor Company stock dividend                                      -           -       1,000
  Merger retirement of Predecessor Company shares                             -           -      (5,000)
  Issuance of Company shares                                                  -           -      25,000
                                                                       --------    --------    --------

          Number of shares, end of year                                   2,000       2,500      25,000
                                                                       ========    ========    ========
COMMON STOCK
  Balance-beginning of year                                            $ 15,000    $ 15,000     $ 2,000
  25% Predecessor Company stock dividend                                      -           -         500
  Merger par value increase from adjusted $1,000 to $6,000 per share          -           -      12,500
                                                                       --------    --------    --------

          Balance-end of year                                            15,000      15,000      15,000
                                                                       --------    --------    --------

ADDITIONAL PAID-IN CAPITAL
  Balance-beginning of year                                              70,000      70,000      98,000
  Contribution of The London Assurance of America Inc.                   24,154           -           -
  Capital contribution                                                   25,000           -           -
  Predecessor Company extraordinary dividend                                  -           -     (15,000)
  Predecessor Company 25% stock dividend                                      -           -        (500)
  Merger par value increase from adjusted $1,000 to $6,000 per share          -           -     (12,500)
                                                                       --------    --------    --------

          Balance-end of year                                           119,154      70,000      70,000
                                                                       --------    --------    --------

ACCUMULATED OTHER COMPREHENSIVE INCOME
  Balance-beginning of year                                                 951      (1,374)        303
  Net change in unrealized appreciation of investments, net of deferred
   Federal tax expense of $80 in 2001, expense of $512 in 2000 and
   benefit of $163 in 1999                                                  103       2,325      (1,677)
                                                                       --------    --------    --------

          Balance-end of year                                             1,054         951      (1,374)
                                                                       --------    --------    --------

ACCUMULATED DEFICIT
   Balance-beginning of year                                             (3,067)     (1,891)        484
   Net loss                                                              (6,188)     (1,176)     (2,375)
                                                                       --------    --------    --------

          Balance-end of year                                            (9,255)     (3,067)     (1,891)
                                                                       --------    --------    --------
TOTAL SHAREHOLDER'S EQUITY                                             $125,953    $ 82,884    $ 81,735
                                                                       ========    ========    ========

                See accompanying notes to financial statements.

XL CAPITAL ASSURANCE INC.                                                      5
STATEMENTS OF CASH FLOWS
FOR THE YEARS ENDED DECEMBER 31, 2001, 2000 AND 1999
(U.S. DOLLARS IN THOUSANDS)
--------------------------------------------------------------------------------

                                                                             YEAR ENDED DECEMBER 31,
                                                                          2001        2000        1999
CASH PROVIDED BY OPERATING ACTIVITIES:
  Net loss                                                             $ (6,188)   $ (1,176)   $ (2,375)
Adjustments to reconcile net loss to net cash (used in)
  provided by operating activities
   Net realized (gains) losses on sale of investments                      (776)        621       6,276
   Amortization of premium on bonds                                         117         120         100
   Amortization of fair value of acquired licenses                          244           -           -
   Increase in unpaid losses and loss adjustment expenses, net               59           1           -
   Increase in unearned premiums, net                                     3,206           -           -
   Deferred acquisition costs                                             1,118           -           -
   Increase in reinsurance premiums payable                              17,629          19           -
   Increase in premiums receivable                                       (1,043)        (27)          -
   Decrease (increase) in accrued investment income                          89        (151)       (391)
   (Decrease) increase in current Federal income tax                     (1,972)       (414)        600
   Deferred Federal income tax liability                                 (4,105)         27          (7)
   Increase in accounts payable and accrued expenses                      2,892         750         127
   Increase (decrease) in intercompany payable to affiliates              7,188       4,201         (80)
   Other                                                                 (1,308)       (313)          -
                                                                       --------    --------    --------
          Total adjustments                                              23,338       4,834       6,625
                                                                       --------    --------    --------
  Net cash provided by operating activities                              17,150       3,658       4,250
                                                                       --------    --------    --------

CASH FLOWS FROM INVESTING ACTIVITIES:
  Proceeds from sale of fixed maturities and short-term investments      74,052      15,215     162,747
  Proceeds from sale of preferred stock                                       -       3,708           -
  Proceeds from maturity of fixed maturities and short-term investments 132,394      24,235       1,041
  Purchase of fixed maturities and short-term investments              (238,649)    (45,069)   (185,735)
  Payable for securities purchased                                       12,974           -           -
  Purchase of preferred stock                                                 -           -      (2,045)
                                                                       --------    --------    --------
Net cash used in investing activities                                   (19,229)     (1,911)    (23,992)
                                                                       --------    --------    --------

CASH FLOWS FROM FINANCING ACTIVITIES:
  Cash of contributed company                                            11,279           -           -
  Capital contribution                                                   25,000           -           -
  Predecessor company extraordinary dividend                                  -           -     (15,000)
                                                                       --------    --------    --------
Net cash provided by financing activities                                36,279           -     (15,000)
                                                                       --------    --------    --------
Increase (decrease) in cash and cash equivalents                         34,200       1,747     (34,742)

Cash and cash equivalents-beginning of year                               5,004       3,257      37,999
                                                                       --------    --------    --------
Cash and cash equivalents-end of year                                  $ 39,204    $  5,004    $  3,257
                                                                       ========    ========    ========
Taxes paid                                                             $    143    $      -    $    202
                                                                       ========    ========    ========

                See accompanying notes to financial statements.

XL CAPITAL ASSURANCE INC.                                                      6
NOTES TO FINANCIAL STATEMENTS
--------------------------------------------------------------------------------

1.   ORGANIZATION AND BUSINESS

     XL Risk Solutions, Inc. (the "Predecessor Company") was formed on October 8, 1998 by XL America, Inc. ("XLA") and was licensed as a Connecticut property and casualty insurer on January 22, 1999. The Predecessor Company did not write any direct or assumed business and was re-licensed as a Connecticut financial guarantee insurer and re-domesticated to New York on September 30, 1999, where it immediately merged with XL Capital Assurance Inc. (the "Company").

     The Company is a licensed New York financial guarantee insurer focused on providing credit enhancement for domestic and international asset-backed structured finance, essential infrastructure project finance and public finance transactions. The Company was formed on September 13, 1999 and is the survivor by merger on September 30, 1999 with the Predecessor Company.

     During 2000, the Company obtained approval from the Monetary Authority of Singapore to form and license a financial guarantee branch office.

     On November 30, 1999, all of the Company's common stock was purchased from XLA by XL Reinsurance America, Inc. ("XL RE AM"), formerly known as NAC Reinsurance Corporation, which is an indirect wholly owned subsidiary of XLA. XLA is an indirect wholly owned subsidiary of XL Insurance (Bermuda) Ltd ("XL Insurance"). XL Insurance is an indirect wholly owned subsidiary of XL Capital Ltd ("XL Capital"), a financial service holding company registered in the Cayman Islands. XLA is XL Capital's U.S. Holding Company.

     On February 22, 2001, XL RE AM acquired all the outstanding shares of The London Assurance of America, Inc. ("LAA"). Prior to its purchase by XL RE AM, LAA was a New York domiciled property and casualty insurance company that was licensed in 44 states and the District of Columbia. LAA was incorporated in New York on July 25, 1991. The business previously underwritten through LAA, together with all the liabilities of LAA, were ceded effective July 1, 2000 to an affiliate of LAA under an assumption reinsurance arrangement. XL RE AM caused the Company to merge with and into LAA on the day of acquisition (with LAA as the surviving entity) and for LAA to simultaneously adopt the name of XL Capital Assurance Inc.

2.   SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

     BASIS OF PRESENTATION

     The accompanying financial statements have been prepared in accordance with accounting principles generally accepted in the United States of America ("GAAP"), which for insurance companies differ in certain respects from the accounting practices prescribed or permitted by the New York Insurance Department ("NYID") (See Note 13). The preparation of financial statements in conformity with GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities in the Company's balance sheets at December 31, 2001 and 2000 and the reported amounts of revenue and expenses in the statement of operations for the years ended December 31, 2001, 2000 and 1999. Actual results may differ from those estimates. Certain comparative figures have been reclassified to conform with current year's presentations.

     INVESTMENTS

     All the Company's investments in fixed maturity securities (bonds and preferred stocks) are designated as available for sale and accordingly are carried at fair value. The fair value of investments is based on quoted market prices received from a nationally recognized pricing service or dealer quotes. Any resulting unrealized gains or losses are reflected as a separate component of shareholder's equity and included in other comprehensive income, net of applicable deferred federal

XL CAPITAL ASSURANCE INC.                                                      7
NOTES TO FINANCIAL STATEMENTS
--------------------------------------------------------------------------------

     income taxes. Bond discount and premium are amortized on the effective yield method over the remaining terms of securities acquired. For mortgage-backed securities for which prepayment risk may be significant, assumptions regarding prepayments are evaluated periodically and revised as necessary. Any adjustments required due to the resulting change in effective yields are recognized in current income. Short-term investments comprise securities with maturities equal to or greater than ninety days but less than one year. Short-term investments purchased with an original maturity of ninety days or less are classified as cash equivalents. All investment transactions are recorded on a trade date basis. Realized gains and losses on sale of investments are determined on the basis of specific identification. Investment income is recognized when earned.

     PREMIUM REVENUE RECOGNITION

     Up-front premiums are earned pro-rata to the amount of risk outstanding over the expected period of coverage. The amount of risk outstanding is equal to the sum of the par amounts of debt insured. Premiums are allocated to each bond maturity and are earned on a straight-line basis over the term of each maturity. Installment premiums are earned over each installment period - typically a month or quarter.

     Deferred premium revenue and prepaid reinsurance premiums represent the portion of premiums written which is applicable to the unexpired terms of policies in force. If an insured issue is retired or defeased prior to the end of the expected period of coverage, the remaining deferred premium, less any amount credited to a refunding issue reinsured by the Company, will be recognized in income at that time.

     LOSSES AND LOSS ADJUSTMENT EXPENSES

     The Company maintains a non-specific general reserve which is based on industry loss experience. This reserve is available to be applied to new case basis reserves that may be established for claims on current outstanding insured principal and interest in the future. This general reserve is established for expected levels of losses associated with currently insured issues and is based on a portion of premiums earned to date. The Company will, on an ongoing basis, monitor these reserves and may periodically adjust such reserves based on the Company's actual loss experience, its future mix of business, and future economic condition. Losses and loss adjustment expenses in the accompanying balance sheets are reflected gross of reinsurance.

     DEFERRED ACQUISITION COSTS

     Certain costs incurred, primarily relating to and varying with the production of new business, have been deferred. These costs include direct and indirect expenses related to underwriting, marketing and policy issuance, rating agency fees and premium taxes, net of reinsurance ceding commissions. The Company considers the present value of future premiums under installment contracts written when determining the recoverability of deferred acquisition costs. The deferred acquisition costs are amortized over periods in which the related premiums are earned.

     REINSURANCE

     In the normal course of business, the Company seeks to reduce the loss that may arise from events that could cause unfavorable underwriting results by reinsuring certain levels of risk in various areas of exposure with other insurance enterprises or reinsurers. Reinsurance premiums ceded and commissions recorded thereon are earned on a pro-rata basis over the period the reinsurance coverage is provided.

     INTANGIBLE ASSETS - ACQUIRED LICENSES

     The fair value of acquired licenses represents the excess of the cost of acquisition over the tangible net assets acquired. This intangible asset, attributed to the acquisition of The London Assurance of America, Inc., is amortized by the straight-line method over 40 years.

XL CAPITAL ASSURANCE INC.                                                      8
NOTES TO FINANCIAL STATEMENTS
--------------------------------------------------------------------------------

     INCOME TAXES

     Deferred Federal income taxes are provided for temporary differences between the tax and financial reporting basis of assets and liabilities that will result in deductible or taxable amounts in future years when the reported amounts of the assets or liabilities are recovered or settled.

     SPECIAL PURPOSE VEHICLES

     The Company utilizes special purpose vehicles to a limited extent both directly and indirectly in the ordinary course of the Company's business. The Company provides financial guaranty insurance of structured transactions backed by pools of assets of specified types, municipal obligations supported by the issuers' ability to charge fees for specified services or projects, and corporate risk obligations including essential infrastructure projects and obligations backed by receivables from future sales of commodities and other specified services. The obligations related to these transactions are often securitized through off-balance sheet vehicles. In synthetic transactions, the Company guarantees payment obligations of counterparties, including special purpose vehicles, through credit default swaps referencing asset portfolios. The Company only provides financial guaranty insurance of these vehicles for fixed premiums at market rates but does not hold any equity positions or subordinated debt in these off-balance sheet arrangements. Accordingly, these vehicles are not consolidated.

     SEGMENT REPORTING

     As a monoline financial guaranty insurer, the Company has no reportable operating segments.

3.   INVESTMENTS

     Bonds with a par value of $5,492,000 and a fair value of $5,594,102 at December 31, 2001 were on deposit with twelve states, the Commonwealth of Puerto Rico and the Republic of Singapore as required by those Insurance Regulatory Departments.

     The credit quality of fixed maturity securities at December 31, 2001 was as follows:

                                                    PERCENT OF
                                                  FIXED MATURITY
                         RATING                     SECURITIES
                         ------                   --------------
                          AAA                          91.3%
                          AA                            1.1%
                          A                             7.6%

     The high credit quality of the Company's investment portfolio of fixed maturity securities is primarily due to strict adherence to conservative investment guidelines. Unrealized gains and losses are deemed to be temporary and result from general interest rate movements.

XL CAPITAL ASSURANCE INC.                                                      9
NOTES TO FINANCIAL STATEMENTS
--------------------------------------------------------------------------------

     The amortized cost and fair value for fixed maturities as of December 31, 2001 and 2000 are as follows:

                                                             DECEMBER 31, 2001
                                             -----------------------------------------------------
                                              COST OR       GROSS          GROSS
                                             AMORTIZED    UNREALIZED     UNREALIZED        FAIR
                                               COST         GAINS          LOSSES          VALUE
                                             ---------   -----------    ------------     ---------
                                                           (DOLLARS IN THOUSANDS)
Bonds
  U.S. Government and government
   agencies and authorities                  $ 51,525       $  1,400     $     (74)       $ 52,851
  Special revenue and assessment
   obligations of agencies and
   authorities of government
   and political subdivisions                     434              -            (7)            427
  Industrial and miscellaneous                 24,981            619          (292)         25,308
                                             --------       --------      --------        --------
         TOTAL BONDS                         $ 76,940       $  2,019      $   (373)       $ 78,586
                                             --------       --------      --------        --------

                                                             DECEMBER 31, 2000
                                             -----------------------------------------------------
                                              COST OR       GROSS          GROSS
                                             AMORTIZED    UNREALIZED     UNREALIZED        FAIR
                                               COST         GAINS          LOSSES          VALUE
                                             ---------   -----------    ------------     ---------
                                                           (DOLLARS IN THOUSANDS)
Bonds
  U.S. Government and government
   agencies and authorities                  $ 66,277       $  1,011      $    (23)       $ 67,265
  Special revenue and assessment
   obligations of agencies and
   authorities of government
   and political subdivisions                   4,103             74             -           4,177
  Industrial and miscellaneous                 10,582            442           (41)         10,983
                                             --------       --------      --------        --------
         TOTAL BONDS                         $ 80,962       $  1,527      $    (64)       $ 82,425
                                             --------       --------      --------        --------

The change in net unrealized gains (losses) consisted of:

                                                                     YEAR ENDED DECEMBER 31,
                                                              2001          2000            1999
                                                            --------      --------        --------
                                                                     (DOLLARS IN THOUSANDS)

Fixed maturity securities                                   $    183      $  2,377        $ (1,330)
Preferred stock                                                    -           460            (510)
                                                            --------      --------        --------
Change in net unrealized gains (losses)                     $    183      $  2,837        $ (1,840)
                                                            --------      --------        --------

Fair value is based on the quoted market price or dealer quotes obtained from an independent source.

The amortized cost and fair value of bonds at December 31, 2001 by contractual maturity is shown below. Actual maturity may differ from contractual maturity because issuers may have the right to call or prepay obligations with or without call or prepayment penalties.

XL CAPITAL ASSURANCE INC.                                                     10
NOTES TO FINANCIAL STATEMENTS
--------------------------------------------------------------------------------

                                                           AMORTIZED     FAIR
                                                             COST       VALUE
                                                           ---------  ---------
                                                          (DOLLARS IN THOUSANDS)

Within one year                                            $       -   $      -
Due after one year through five years                         10,583     10,602
Due after five years through ten years                         7,894      7,983
Due after ten years                                            8,057      8,212
                                                           ---------   --------
         Subtotal                                             26,534     26,797

Government agencies, authorities and other
  mortgage-backed securities                                  50,406     51,789
                                                           ---------   --------
         TOTAL                                             $  76,940   $ 78,586
                                                           =========   ========


The net investment income for the years ended December 31, 2001, 2000 and 1999 was as follows:

                                                   2001       2000       1999
                                                 -------    --------   --------
                                                      (DOLLARS IN THOUSANDS)
Bonds
  U.S. Government and
    government agencies and
    authorities                                  $ 3,201     $ 4,674    $ 1,010
  Special revenue and assessment obligations of
    agencies and authorities of government and
    political subdivisions                             3          98      2,770
  Industrial and miscellaneous                     1,779         476         63
  Preferred stock                                      -         142        184
  Short-term investments                             457         114        604
  Cash equivalents                                   451         211        445
                                                 -------     -------    -------

         SUBTOTALS                                 5,891       5,715      5,076

  Less: investment expenses                          172         198        217
                                                 -------     -------    -------

  Net investment income                          $ 5,719     $ 5,517    $ 4,859
                                                 =======     =======    =======

Proceeds from sales of fixed maturities for the years ended December 31, 2001, 2000 and 1999 were $66,095,164, $15,215,182, and $80,605,573, respectively.

The gross realized gains and gross realized losses for the years ended December 31, 2001, 2000 and 1999 related to the sale of investments were as follows (dollars in thousands):


                            2001               2000                1999
                     GAINS     LOSSES     GAINS    LOSSES     GAINS     LOSSES
                    -------   --------   ------  --------    -------   --------
Bonds               $ 1,987   $ (1,032)  $   91  $   (126)   $     7   $ (6,310)
Preferred stock           -          -        -      (586)        27          -
                    -------   --------   ------  --------    -------   --------
      TOTAL         $ 1,987   $ (1,032)  $   91  $   (712)   $    34   $ (6,310)
                    =======   ========   ======  ========    =======   ========

XL CAPITAL ASSURANCE INC.                                                     11
NOTES TO FINANCIAL STATEMENTS
--------------------------------------------------------------------------------

     Note: The net realized capital gains (losses) recorded in the 2001 Statement of Operations and Comprehensive Income includes a loss of $179, relating to the change in fair value of credit derivatives.

4.   DEFERRED ACQUISITION COSTS

     Acquisition costs and ceding commissions are deferred for amortization against future periods. The commission income and costs deferred and related amortization are as follows (dollars in thousands):

     Year ended December 31, 2001:
     Balance, beginning of year                                   $      -
     Costs deferred during the year                               --------
       Ceding commission income                                    (12,322)
       Premium taxes                                                   591
       Compensation and other acquisition costs                     10,489
                                                                  --------
            Total                                                   (1,242)
                                                                  --------
     Net deferred acquisition costs amortized during the year         (124)
                                                                  --------
            BALANCE, END OF YEAR                                  $ (1,118)
                                                                  ========

5.   INFORMATION CONCERNING PARENT AND AFFILIATES

     EXPENSE SHARING AGREEMENT

     The Company entered into an Expense Sharing Agreement effective July 1, 2000 with an affiliated company, Global Credit Analytics, Inc. ("GCA"), a wholly owned subsidiary of XLA, that was approved by the NYID. GCA employs substantially all the personnel of the Company and provides the office space and furniture and equipment used by the Company. Under the terms of this agreement, operating expenses are allocated based on the requirements of Regulation 30 of the NYID. In 2001, operating expenses relating to infrastructure start up, rating agency financial strength ratings and business development activities were allocated to the Company under this agreement in the amount of $23,400,469.

     EMPLOYEE BENEFIT PLANS

     XLA maintains a qualified defined contribution pension plan for the benefit of all eligible employees and a non-qualified deferred compensation plan for the benefit of certain employees of GCA and some other subsidiaries (collectively, the "Plans"). GCA's discretionary contributions to both Plans are based on a fixed percentage of employee contributions and compensation as defined by the Plans. The Company's share of allocated pension expense, which is funded as accrued, was $670,889 and $97,206 for 2001 and 2000, respectively.

     FACULTATIVE QUOTA SHARE REINSURANCE TREATY

     On October 6, 1999, the Company entered into a Facultative Quota Share Reinsurance Treaty ("Treaty") with XL Financial Assurance Ltd. ("XLFA"), a Bermuda financial guarantee insurer, which is 86.8% owned by XL Insurance (Bermuda) Ltd. The remaining 13.2% is owned by Financial Security Assurance Holdings Ltd., an unrelated company. The Treaty was amended and restated on June 22, 2001. Under the terms of this agreement XLFA agrees to reinsure up to 90% of the Company's acceptable risks. The Company is allowed a 30% ceding commission on premiums written ceded under the terms of this agreement.

     XL Insurance (Bermuda) Ltd entered into a reinsurance agreement guarantee dated October 6, 1999 with the Company, that unconditionally and irrevocably guarantees the full and complete performance of all obligations of XLFA to the Company under the above described facultative quota

XL CAPITAL ASSURANCE INC.                                                     12
NOTES TO FINANCIAL STATEMENTS
--------------------------------------------------------------------------------

     share reinsurance treaty. In connection with the amendment and restatement of the Treaty, XL Insurance entered into another reinsurance agreement guarantee on June 22, 2001.

     SURPLUS MAINTENANCE AGREEMENT

     The Company has entered into a Surplus Maintenance Agreement dated February 20, 2001 pursuant to which XL RE AM has agreed to maintain the Company's capital and surplus of at least $75,000,000.

     OFFICE SPACE SUB-LEASE

     The Company has entered into a sub-lease agreement effective June 1, 2000, and expiring September 30, 2002 for office space with XL Re Ltd (formerly XL Mid Ocean Reinsurance Ltd.), an affiliate, for its Singapore branch office.

6.   NET PREMIUMS EARNED

     Premiums earned are comprised of:

                                                        YEAR ENDED DECEMBER 31,
                                                             2001       2000
                                                        (DOLLARS IN THOUSANDS)

     Direct premium written                               $ 50,329    $    27
     Assumed premium written                                 1,956          -
     Reinsurance premium ceded                             (48,843)       (26)
                                                          --------    -------
            Net premium written                              3,442          1

     Changed in unearned premiums                           (3,206)         -
                                                          --------    -------
            Net premiums earned                           $    236    $     1
                                                          ========    =======

7.   REINSURANCE

     The Company utilizes reinsurance principally to increase aggregate premium capacity and to reduce the risk of loss on financial guarantee business underwritten. This reinsurance includes the Facultative Quota Share Reinsurance Treaty with an affiliate discussed in footnote 5 as well as other facultative reinsurance with non-affiliated reinsurers. The Company is liable with respect to reinsurance ceded to the extent that any reinsurance company fails to meet its obligation to the Company. The Company regularly monitors the financial condition of its reinsurers and believes there is no material unrecoverable reinsurance.


                                                            2001
                                         --------------------------------------
                                          AFFILIATE    NON-AFFILIATE    TOTAL
                                         -----------   -------------   --------
                                                  (DOLLARS IN THOUSANDS)
     Year ended December 31
       Ceded premium written             $   47,359     $  1,484     $   48,843
       Ceded premium earned                   6,750          366          7,116
     At December 31
       Principal outstanding ceded        7,362,550      412,075      7,774,625
       Unpaid losses and loss adjustment
         expense ceded                        1,688           91          1,779

XL CAPITAL ASSURANCE INC.                                                     13
NOTES TO FINANCIAL STATEMENTS
--------------------------------------------------------------------------------

8.   OUTSTANDING EXPOSURE AND COLLATERAL

     The Company's policies insure the scheduled payments of principal and interest on asset-backed, structured single risk, and municipal obligations. The net exposure retained on any risk is subject to formalized underwriting guidelines. In year 2000, shortly after receiving its financial strength ratings, the Company issued one policy that insured the scheduled payment of principal and interest on an underlying obligation of $250,000,000 (before reinsurance). In 2001, the Company diversified its book of business both domestically and internationally, across multiple industries and by type of obligations insured. The principal amount insured as of December 31, 2001 (gross par outstanding and net of amounts ceded to reinsurers) categorized by risk class is as follows:

     RISK CLASSES - PAR EXPOSURES                                      % OF
     (DOLLARS IN THOUSANDS)                  GROSS         NET       TOTAL NET
                                           ---------    ---------   ----------
     Municipal risks                      $1,233,542     $123,354      18.5%
     Structured single risks               2,560,489      162,596      24.5%
     Asset backed risks                    4,645,764      379,220      57.0%
                                          ----------     --------     -------
                                          $8,439,795     $665,170     100.0%
                                          ==========     ========     ======

     The principal amounts insured as of December 31, 2001 and the terms of maturity are as follows:

     YEARS TO MATURITY - PAR EXPOSURE    MUNICIPAL                NON-MUNI
     (DOLLARS IN THOUSANDS)               GROSS         NET         GROSS        NET
                                      -----------   ---------   -----------   ---------
     0 to 5 years                     $    11,000   $   1,100   $   434,165   $  43,416
     5 to 10 years                         80,895       8,089     4,140,678     235,258
     10 to 15 years                        92,685       9,269       951,650      95,165
     15 to 20 years                       415,745      41,574       691,738      69,174
     20 years and beyond                  633,217      63,322       988,022      98,803
                                      -----------   ---------   -----------   ---------
                                      $ 1,233,542   $ 123,354   $ 7,206,253   $ 541,816
                                      ===========   =========   ===========   =========

     The Company limits its exposure to losses from writing financial guarantees through a formal credit approval process and by maintaining a surveillance function which monitors insured transactions. Additionally, the Company mitigates credit risk by underwriting investment grade transactions, diversifying its portfolio and maintaining rigorous collateral requirements on asset-backed obligations, as well as through reinsurance.

XL CAPITAL ASSURANCE INC.                                                     14
NOTES TO FINANCIAL STATEMENTS
--------------------------------------------------------------------------------

     The gross principal amount of insured obligations in the asset-backed insured portfolio are backed by the following types of collateral:

     ASSET -BACKED COLLATERAL TYPE - PAR EXPOSURE                                   % OF TOTAL
     (DOLLARS IN THOUSANDS)                                  GROSS        NET      NET PORTFOLIO
                                                         -----------   ---------   -------------
     Collateralized debt                                 $ 3,777,600   $ 292,403           43.9%
     Corporate assets                                        376,459      37,646            5.7%
     Consumer assets                                         491,705      49,171            7.4%
                                                         -----------   ---------   -------------

            TOTAL                                        $ 4,645,764   $ 379,220           57.0%
                                                         ===========   =========   =============

     In its asset-backed business, the Company considers geographic concentration as a factor in its underwriting process. However, the existence of first loss protection in a typical asset-backed securitization, in addition to other factors, makes it difficult to attribute geographic exposure to deals collateralized by diversified pools of obligations. For asset-backed transactions, the Company considers a seller/servicer, industry, and type of collateral to be more relevant measures of diversification.

     The Company seeks to maintain a diversified portfolio of insured municipal obligations designed to spread its risk across a number of geographic areas. The following table sets forth, by state, the par outstanding of insured municipal securities as of December 31, 2001:

     MUNICIPAL GEOGRAPHIC DISTRIBUTION -                                               % OF
     PAR EXPOSURE                                                      % OF          TOTAL NET
     (DOLLARS IN THOUSANDS)                   GROSS        NET       TOTAL NET       PORTFOLIO
                                           ----------   --------     ---------       ---------
     New York                              $  608,455   $ 60,846         49.3%            9.1%
     California                               399,195     39,919         32.3%            6.0%
     Puerto Rico                              113,505     11,350          9.2%            1.7%
     Canada                                    99,387      9,939          8.1%            1.5%
     South Carolina                            13,000      1,300          1.1%            0.2%
                                           ----------   --------     ---------       ---------
            TOTAL                          $1,233,542   $123,354        100.0%           18.5%
                                           ==========   ========     =========       =========

9.   INCOME TAXES

     The Company's Federal income tax return is consolidated with XLA and its subsidiaries. Under a tax sharing agreement with XLA, tax charges and refunds to the Company are based on a separate return basis. At December 31, 2001 and 2000 the Company and/or the Predecessor Company had a federal tax receivable of $1,651,000 from and a payable of $321,000 to XLA, respectively.

XL CAPITAL ASSURANCE INC.                                                     15
NOTES TO FINANCIAL STATEMENTS
--------------------------------------------------------------------------------

     The U.S. Federal income tax rate applicable to ordinary income is 35%. The actual tax expense on income from operations differs from the "expected" amount for the following reasons:

                                                    2001                 2000                 1999
                                           ---------------------  -------------------  -------------------
                                                        PERCENT              PERCENT              PERCENT
                                                           OF                  OF                    OF
                                                        PRE-TAX              PRE-TAX              PRE-TAX
                                              AMOUNT     LOSS       AMOUNT   INCOME      AMOUNT    INCOME
                                           ----------  --------   --------- --------   ---------  --------
                                                                  (DOLLARS IN THOUSANDS)

     "Expected" tax benefit                 $ (4,263)   (35.0%)    $  (546)  (35.0%)   $   (553)   (35.0%)
     Adjustments:
       Fair value of licenses acquired            85       0.6%          -      0.0%          -       0.0%
       Valuation allowance                    (2,414)   (19.8%)        217     14.0%      2,197     139.1%
       Other                                     658       5.4%        (58)   (3.8%)       (849)   (53.8%)
                                            ---------   -------    --------  -------   ---------   -------
            ACTUAL TAX (BENEFIT) EXPENSE    $ (5,934)   (48.8%)    $  (387)  (24.8%)   $    795      50.3%
                                            =========   =======    ========  =======   =========   =======


     The components of the net deferred Federal income tax position of the Company as of December 31, 2001 and 2000 were as follows:

                                                                          DECEMBER 31,
                                                                       2001          2000
                                                                     -------       --------
                                                                     (DOLLARS IN THOUSANDS)
     Deferred tax assets:
       Realized capital loss carryforward                            $     -       $ 2,414
       Net operating loss carryforward                                 3,754             -
       Deferred acquisition costs                                        391             -
       Other - net                                                       (57)            7
       Less valuation allowance                                            -        (2,414)
                                                                     -------        -------
                                                                       4,088             7
                                                                     -------        -------
     Deferred tax liabilities:
       Unrealized appreciation of investments                           (561)         (512)
       Accretion of discount                                             (32)          (27)
                                                                     -------        -------
            NET DEFERRED FEDERAL INCOME TAX BENEFIT (LIABILITY)      $ 3,495        $ (532)
                                                                     =======        =======

     At December 31, 2001, the Company has net operating and capital loss carry-forwards available to offset future income and capital gains of $11,567,748. The majority of the net operating and capital loss carryforwards will expire in 2021. The Company believes that a valuation allowance is unnecessary in connection with the deferred tax asset.

XL CAPITAL ASSURANCE INC.                                                     16
NOTES TO FINANCIAL STATEMENTS
--------------------------------------------------------------------------------

10.  ACCUMULATED OTHER COMPREHENSIVE INCOME

     The related tax effects allocated to the unrealized gains or losses component of other comprehensive income are as follows:

                                               BEFORE       TAX        NET OF
                                                TAX       EXPENSE        TAX
                                              -------     -------      -------
                                                   (DOLLARS IN THOUSANDS)
Year ended December 31, 2001

  Unrealized gains (losses) on investments
    Beginning balance                         $ 1,463     $  512       $   951
                                              -------     ------       -------
  Unrealized gains arising during year
    Other comprehensive income (unrealized
    gains arising during year)                    183         80           103
                                              -------     ------       -------
  Ending balance                              $ 1,646     $  592       $ 1,054
                                              =======     ======       =======

Year ended December 31, 2000

Unrealized gains (losses) on investments
  Beginning balance                           $(1,374)    $    -       $(1,374)
                                              -------     ------       -------
  Unrealized gains arising during year          3,458        512         2,946
  Less: reclassification adjustments for
    losses realized in income                    (621)         -          (621)
                                              -------     ------       -------
    Other comprehensive income                  2,837        512         2,325
                                              -------     ------       -------
  Ending balance                              $ 1,463     $  512       $   951
                                              =======     ======       =======

Year ended December 31, 1999

Unrealized gains (losses) on investments
  Beginning balance                           $   466     $  163       $   303
                                              -------     ------       -------
  Unrealized losses arising during year       (8,116)       (163)       (7,953)
  Less: reclassification adjustments for
    losses  realized in operations             (6,276)         -        (6,276)
                                              -------     ------       -------
    Other comprehensive income                 (1,840)      (163)       (1,677)
                                              -------     ------       -------
  Ending balance                              $(1,374)    $    -       $(1,374)
                                              =======     ======       =======

11.   COMMITMENTS

     The Company has entered into a sub-lease arrangement for office space with an affiliate, as more fully described in footnote 5 and also entered into a housing lease for a Singapore branch office employee. Future minimum rental payments are as follows:

                                  AFFILIATE      NON-AFFILIATE       TOTAL
                                  ---------      -------------       -----
                                            (DOLLARS IN THOUSANDS)

     2002                          $ 72.4           $ 48.1          $ 120.5


     Rent expense for the year ended December 31, 2001 for affiliates and non-affiliates was $89.1 and $67.0, respectively.

XL CAPITAL ASSURANCE INC.                                                     17
NOTES TO FINANCIAL STATEMENTS
--------------------------------------------------------------------------------

     The Company is obligated to Citibank NA Singapore for an unsecured bank guarantee for approximately U.S. $292,000 should the Monetary Authority of Singapore draw down on this guarantee for the branch office's operations.

12.  DISCLOSURES ABOUT FAIR VALUES OF FINANCIAL INSTRUMENTS

     The following estimated fair values have been determined by the Company using available market information and appropriate valuation methodologies. However, considerable judgment is necessary to interpret the data to develop the estimates of fair value. Accordingly, the estimates presented herein are not necessarily indicative of the amount the Company could realize in a current market exchange. The use of different market assumptions and/or estimation methodologies may have a material effect on the estimated fair value amounts.

     Investments: The fair value of fixed maturity investments is based primarily on quoted market prices received from a nationally recognized pricing service or dealer quotes.

     Cash and cash equivalents, receivable for investments sold, and payable for investments purchased: The carrying amounts of these items are a reasonable estimate of their fair value.

     Premiums receivable and reinsurance premiums payable: The fair value of receivables from insured and reinsurance premiums payable are assumed to approximate carrying value.

     Losses and loss expenses, net of reinsurance balances recoverable: The carrying value is assumed to be fair value, because the provision is established for non-specific expected levels of losses resulting from credit failures.

     Installment premiums: Consistent with industry practice, there is no carrying amount for installment premiums since the Company will receive premiums on an installment basis over the term of the insurance contract. The fair value is derived by calculating the present value of the estimated future cash flow stream (net premium and ceding commissions) discounted at 7%.

                                                2001                  2000                  1999
                                         --------------------  --------------------   --------------------
                                         CARRYING  ESTIMATED   CARRYING  ESTIMATED    CARRYING  ESTIMATED
                                          AMOUNT   FAIR VALUE   AMOUNT   FAIR VALUE    AMOUNT   FAIR VALUE
                                         --------  ----------  --------  ----------   --------  ----------
                                                             (DOLLARS IN THOUSANDS)
   ASSETS
   Fixed maturity investments            $ 78,586   $ 78,586   $ 82,425   $ 82,425    $ 74,584    $ 74,584
   Short-term investments                  38,681     38,681          -          -           -           -
   Cash                                    39,204     39,204      5,004      5,004       3,257       3,257
   Preferred stock                              -          -          -                  3,834       3,834

   LIABILITIES
   Deferred premium revenue, net of
     prepaid reinsurance premiums           3,206      3,206          -          -           -           -
   Loss and loss adjustment expenses,
     net of reinsurance recoverable on
     unpaid losses                             60         60          1          1           -           -
   Payable for securities purchased        12,974     12,974          -          -           -           -

   OFF-BALANCE SHEET INSTRUMENTS
   Installment premiums                         -     31,987          -        122           -           -

XL CAPITAL ASSURANCE INC.                                                     18
NOTES TO FINANCIAL STATEMENTS
--------------------------------------------------------------------------------

13.  STATUTORY ACCOUNTING PRACTICES AND DIVIDEND RESTRICTIONS

     GAAP differs in certain significant respects from accounting practices prescribed or permitted by the NYID.

     The following summarizes the significant differences between statutory accounting practices and GAAP.

                                                              2001         2000         1999
                                                            --------     --------     --------
                                                                   (DOLLARS IN THOUSANDS)
   Net income:
   GAAP net loss                                            $ (6,188)    $ (1,176)    $ (2,375)
   Statutory adjustments:
     Net losses and loss adjustment expenses                      59            1            -
     Deferred Federal income tax (benefit) expense            (4,105)          27           (7)
     Amortization of intangible assets                           244            -            -
     Deferred acquisition costs and ceding commissions, net    1,118            -            -
     Purchase accounting adjustments for merged company          429            -            -
     FAS 133 - change in fair value of credit derivatives        179            -            -
     Other                                                       (22)         (68)         111
                                                            --------     --------     --------
            STATUTORY NET LOSS                              $ (8,286)    $ (1,216)    $ (2,271)
                                                            ========     ========     ========

   Shareholder's equity:
   GAAP shareholder's equity                                $125,953     $ 82,884     $ 81,735
   Statutory adjustments:
     Deferred Federal income tax (benefit) liability          (3,495)         532           (7)
     Net unpaid losses and loss adjustment expenses               60            1            -
     Contingency reserve                                        (160)          (1)           -
     Non-admitted assets                                        (828)        (313)           -
     Intangible assets - acquired licenses                   (11,529)           -            -
     Deferred acquisition costs and ceding commissions, net    1,118            -            -
     Unrealized (appreciation) depreciation of investments    (1,646)      (1,463)       1,374
     Other                                                        70           44          111
                                                            --------     --------     --------
            STATUTORY POLICYHOLDERS' SURPLUS                $109,543     $ 81,684     $ 83,213
                                                            ========     ========     ========

     The principal differences result from the following statutory accounting practices:

     o Bonds and redeemable preferred stock are carried at amortized cost rather than designated as available for sale and carried at market value. Unrealized gains or losses are not recognized as a separate component of shareholder's equity net of applicable deferred Federal income tax.

     o Assets such as furniture and equipment, leasehold improvements, prepaid expenses and deposits are non-admitted and are charged directly to policyholders' surplus.

     o A formula based contingency reserve is established by an appropriation of unassigned surplus. This reserve is calculated at the greater of a prescribed percentage applied to insured outstanding principal or 50% of premiums written, net of ceded reinsurance. The prescribed percentage varies by the type of outstanding principal. The reserve is available to be applied to new case basis reserves that are established for claims on current outstanding insured principal and interest in the future. A non-specific general reserve is not recorded.

     o Federal income taxes are provided only on taxable income for which income taxes are currently payable.

     o  Purchase accounting adjustments are not recognized.

XL CAPITAL ASSURANCE INC.                                                     19
NOTES TO FINANCIAL STATEMENTS
--------------------------------------------------------------------------------

     o Acquisition costs, net of ceding commissions, are charged to operations as incurred rather than as related premiums are earned.

     o Upfront premiums, on municipal business for example, are recognized as earned when related principal and interest have expired rather than over the expected coverage period.

     The National Association of Insurance Commissioners ("NAIC") adopted a new Statutory Accounting Principles Manual (referred to as the "Codification") effective January 1, 2001. The Codification replaces the prior Accounting Practices and Procedures Manual as the NAIC's primary guidance on statutory accounting. The NYID adopted the Codification effective January 1, 2001, except where it is in conflict with New York Insurance Law and with certain specific prescribed additional practices and procedures. The Company adopted the requirements of Codification effective January 1, 2001 without any significant changes in opening statutory policyholders' surplus or in the way it reported its 2001 statutory financial position and results of operations.

     Under New York Insurance Law, the Company may pay dividends to XL RE AM, without the prior approval of the Superintendent of the NYID, only from earned statutory policyholders' surplus subject to the maintenance of the minimum capital and surplus requirement. In addition, the dividend, together with all other dividends declared or distributed by the Company during the preceding twelve months, may not exceed the lesser of 10% of its policyholders' surplus as shown in the Company's last filed statement, or adjusted net investment income, as defined, for such twelve-month period. As of December 31, 2001, the Company had no earned surplus available for the payment of dividends during the next twelve months.

14.  SHAREHOLDER'S EQUITY

     The Predecessor Company was organized in the State of Connecticut on October 8, 1998 as a wholly owned subsidiary of XLA. The Commissioner of the Connecticut Insurance Department approved a pre-re-domestication extraordinary dividend in the amount of $15,000,000 by the Predecessor Company that was declared on September 24, 1999 and paid on November 10, 1999 to XLA. On September 24, 1999, the Predecessor Company declared a 25% stock dividend, comprising 1,000 shares of common stock with a par value of $500 per share, payable on September 30, 1999 to XLA to satisfy the NYID's minimum capitalization requirement for re-domestication.

     The Company was formed on September 13, 1999, with 2,500 shares of common stock at a par value of $6,000 per share. On September 30, 1999, the Company merged with the Predecessor Company immediately upon its re-domestication to New York. In the merger process, the 5,000 outstanding shares of the Predecessor Company's stock were retired and $12,500,000 of additional paid in capital was transferred to common stock of the Company to bring the par value of the 2,500 outstanding common shares from an adjusted $1,000 to $6,000 per share.

     On February 22, 2001, XL RE AM acquired all the outstanding shares of The London Assurance of America, Inc. ("LAA") for $24,154,000. Prior to its purchase by XL RE AM, LAA was a New York domiciled property and casualty insurance company that was licensed in 44 states and the District of Columbia. The business previously underwritten through LAA, together with all the liabilities of LAA, were ceded effective July 1, 2000 to an affiliate of LAA under an assumption reinsurance arrangement. XL RE AM caused the Company to merge with LAA on the day of acquisition and for LAA to simultaneously adopt the name of XL Capital Assurance Inc. In the merger process, the Company repurchased 500 shares of common stock with a par value of $6,000. The remaining 2,000 outstanding shares of common stock, $7,500 par value, were immediately converted into issued and outstanding shares of the merged company. This transaction had no effect on the Company's stated capital.

XL CAPITAL ASSURANCE INC.                                                     20
NOTES TO FINANCIAL STATEMENTS
--------------------------------------------------------------------------------

     On August 23, 2001 XL Capital Assurance Inc. received a $25,000,000 cash infusion from XL America, the parent company as additional paid-in capital. The capital will be used for general working capital purposes and to support the Company's business strategy.

15.  CREDIT DEFAULT SWAPS

     The Financial Accounting Standards Board ("FASB") issued Statement of Financial Accounting Standard ("SFAS") No. 133, "Accounting for Derivative Instruments and Hedging Activity," in June, 1998. SFAS No. 133 establishes accounting and reporting standards for derivative instruments embedded in other contracts (collectively referred to as derivatives), and for hedging activity. It requires that an entity recognize all derivatives as either other assets or other liabilities in the balance sheet and measure those instruments at fair value. The Company adopted SFAS No. 133, as amended, as of January 1, 2001.

     XL Capital Ltd., the Company's ultimate parent, established a committee and completed an implementation plan to identify all derivatives, evaluate risk management hedging strategies and determine appropriate valuation methodologies to assess the continuing impact that adoption of this statement will have on its financial position and results of operations.

     Credit default swaps meet the definition of a derivative under SFAS 133. The Company has recorded these products at management's estimate of fair value. Credit default swaps are considered by the Company to be, in substance, financial guaranty contracts as the Company has the intent to hold them to maturity. Therefore, the change in fair value is split between premiums, losses and loss adjustment expenses, and adjustments to fair value, which are reported in "net realized capital gains/losses". The level of fair value adjustments is dependent upon a number of factors including changes in interest rates, credit spreads and other market factors. The net fair value adjustment for the period ended December 31, 2001 was a loss of $138,000, which was recorded as follows:

     Earned premiums (net of ceded earned premiums of $989,000)                      $   54,000
     Losses and loss adjustment expenses (net of ceded incurred losses of $247,000)     (13,000)
     Change in fair value of credit derivatives                                        (179,000)
                                                                                     -----------

     Total fair value adjustment                                                     $ (138,000)
                                                                                     ===========


16.  RECENT ACCOUNTING PRONOUNCEMENTS

     In June 2001, the FASB issued SFAS No. 141, "Business Combinations," which states that all business combinations are to be accounted for using one method - the purchase method. It requires that business combinations be accounted for the same way as asset acquisitions are accounted for, based on values exchanged. On February 22, 2001, XL RE AM acquired all the outstanding shares of The London Assurance of America, Inc. for $24,154,000. The fair value of net assets acquired amounted to $24,770,000. The Company has estimated the fair value of intangible assets acquired, which represents insurance licenses, to be approximately $11,772,000. The merger with The London Assurance of America, Inc. was accounted for using the purchase method of accounting.

     In July 2001, the FASB issued SFAS No. 142, "Goodwill and Other Intangible Assets," which changes the accounting for goodwill and other intangible assets in business combinations from an amortization approach to an impairment-only approach. The adoption of SFAS No. 142 on January 1, 2002 will result in the Company's discontinuation of amortization of its intangible asset since the intangible asset has an indefinite life. However, the Company will be required to test its intangible asset for impairment under the new standard, which could require an adjustment of the intangible asset balance if impairment is determined. Amortization of the intangible asset for the year ended

XL CAPITAL ASSURANCE INC.                                                     21
NOTES TO FINANCIAL STATEMENTS
--------------------------------------------------------------------------------

     December 31, 2001 was $244,000. Management believes the implementation of this standard will not have a material effect on the Company's financial position.

17.  LIABILITY FOR LOSSES AND LOSS ADJUSTMENT EXPENSES

     The company's liability for losses and loss adjustment expenses consists of general reserves. Activity in the liability for losses and loss adjustment expenses is summarized as follows (in thousands):

                                                              2001        2000
     Balance at January 1                                   $     7      $    -
     Less reinsurance recoverable                                 6           -
                                                            -------      ------
     Net balance at January 1                                     1           -
     Incurred losses and loss adjustment expense
       Current year                                              49           1
       Prior years                                               10           -
     Recovered losses and loss adjustment expenses, net
       Current year                                               -           -
       Prior years                                                -           -
                                                            -------      ------
     Net balance December 31                                     60           1
     Plus reinsurance recoverable                             1,786           6
                                                            -------      ------
     Balance at December 31                                 $ 1,846      $    7
                                                            =======      ======

     In 2000, the Company issued one policy and established a general reserve for $1,000 for origination of new business. During 2001, the Company increased its general reserve by $59,000, of which $49,000 was for originations of new business and $10,000 was for business originated in the prior year.

XL CAPITAL ASSURANCE INC.                                                     22
NOTES TO FINANCIAL STATEMENTS
--------------------------------------------------------------------------------

18.  QUARTERLY FINANCIAL INFORMATION (UNAUDITED)

(IN THOUSANDS)
2001                          FIRST     SECOND     THIRD    FOURTH    FULL YEAR
Gross premiums written       $ 1,624   $ 7,778   $ 14,766  $ 28,117    $ 52,285
Net premiums written             130       727      1,425     1,160       3,442
Net premiums earned               10        50        126        50         236
Net investment income            941     1,880      1,456     1,442       5,719
Loss and loss expenses             3        12         32        12          59
Income (loss) before taxes    (4,988)     (897)    (3,576)   (2,661)    (12,122)
  Net income (loss)           (3,444)   (1,069)      (206)   (1,469)     (6,188)

(IN THOUSANDS)
2000                           FIRST     SECOND     THIRD    FOURTH    FULL YEAR
Gross premiums written       $     -   $     -   $      -  $     27    $     27
Net premiums written               -         -          -         1           1
Net premiums earned                -         -          -         1           1
Net investment income          1,282     1,315      1,448     1,472       5,517
Loss and loss expenses             -         -          -         1           1
Income (loss) before taxes     1,263       536        732    (4,094)     (1,563)
  Net income (loss)            1,036       154        484    (2,850)     (1,176)